Exhibit 99.1

Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782

DATE: Feb. 26, 2015

MEDIA CONTACT:	INVESTOR CONTACTS:

Tom Droege (918) 573-4034	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams Partners Prices $3 Billion of Senior Notes

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced that it has priced a public offering of $1.25 billion of its 3.6 percent senior notes due March 2022 at a price of 99.968 percent of par, $750 million of its 4.0 percent senior notes due September 2025 at a price of 99.675 percent of par, and $1 billion of its 5.1 percent senior notes due September 2045 at a price of 99.522 percent of par. The expected settlement date for the offering is March 3, 2015, subject to customary closing conditions.

Williams Partners plans to use the net proceeds from the offering to repay indebtedness, which may include amounts outstanding under the partnership’s commercial paper program and credit facility, to fund capital expenditures and for general partnership purposes.

Barclays, BofA Merrill Lynch and Wells Fargo Securities are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

An automatic shelf registration statement relating to the notes was previously filed with the Securities and Exchange Commission and became effective upon filing. Before you invest, you should read the prospectus in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters including:

Barclays Capital Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

1-888-603-5847

barclaysprospectus@broadridge.com

Merrill Lynch, Pierce, Fenner & Smith Incorporated

222 Broadway, 11th Floor

New York, NY 10038

Attn: Prospectus Department

1-800-294-1322

dg.prospectus_requests@baml.com

Wells Fargo Securities, LLC

608 2nd Avenue

South Minneapolis, MN 55402

Attention: WFS Customer Service

1-800-645-3751

wfscustomerservice@wellsfargo.com

About Williams Partners

Williams Partners (NYSE: WPZ) is an industry-leading, large-cap natural gas infrastructure master limited partnership with a strong growth outlook and major positions in key U.S. supply basins and also in Canada. Williams Partners has operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – moving approximately 20 percent of U.S. natural gas for clean-power generation, home heating and industrial use. Tulsa, Okla.-based Williams (NYSE: WMB), a premier provider of large-scale North American natural gas infrastructure, owns 60 percent of Williams Partners, including the general-partner interest.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.

# # #

2